Exhibit 21.1

List of Subsidiaries

Name	Jurisdiction of Incorporation	Percentage of Ownership
Dongrun Technology Holdings Limited	British Virgin Islands	100%
LZ Digital Technology Group Limited	Hong Kong	100%
Lianzhang Menhu (Zhejiang) Holding Co., Ltd.	PRC	100%
Lianzhang Portal Network Technology Co., Ltd (“Lianzhang Portal”)	PRC	93.70%
LianZhang Media Co., Ltd.	PRC	100% owned by Lianzhang Portal
Xiamen LianZhang Culture Media Co., Ltd.	PRC	100% owned by Lianzhang Portal
LianZhang New Community Construction Development (Jiangsu) Co., Ltd.	PRC	80% owned by Lianzhang Portal
Xiamen Lianzhanghui Intelligent Technology Co., Ltd.	PRC	100% owned by Lianzhang Portal
Xiamen Infinity Network Technology Co., Ltd.	PRC	100% owned by Lianzhang Portal
Xiamen Limited E-commerce Co., Ltd.	PRC	100% owned by Lianzhang Portal
Lianzhang Digital Technology (Xiamen) Co., Ltd. (“Lianzhang Digital Technology”)	PRC	100% owned by Lianzhang Portal
Lianzhang Life Services (Xiamen) Co., Ltd.	PRC	100% owned by Lianzhang Digital Technology
Lianzhang Digital Marketing Planning (Xiamen) Co., Ltd.	PRC	100% owned by Lianzhang Digital Technology
Live Well (Xiamen) Network Technology Co., Ltd.	PRC	70% owned by Lianzhang Life Services (Xiamen) Co., Ltd.
Taizhou Quanxiang Network Technology Co., Ltd.	PRC	51% owned by Xiamen Infinity Network Technology Co., Ltd.
Shanghai Lianxian Digital Technology Co., Ltd.	PRC	65% owned by Xiamen Limited E-commerce Co., Ltd.